INDEMNIFICATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of the 18th day of February, 2009 by and among APAC Customer Services, Inc., an Illinois corporation (the “Company”), on the one hand, and each of Cindy K. Andreotti, John C. Kraft, Bhaskar Menon, John J. Park, Samuel K. Skinner and John L. Workman (collectively, the “Indemnitees”), on the other hand.

WHEREAS, there has been presented to the Board of Directors (the “Board”) of the Company a proposal (the “Tresar Proposal”) whereby Tresar Holdings LLC (“Tresar”) would acquire all of the outstanding shares of common stock of the Company other than those owned by Theodore G. Schwartz, the Company’s founder and current Chairman of the Board, and certain related holders (such proposed transaction, collectively with any other proposed transaction to acquire all or a substantial portion of the stock or assets of the Company, or to engage in a merger, combination or other similar transaction involving the Company, whether by or with Tresar or any other person or entity, including such a transaction proposed following execution of a definitive agreement with Tresar concerning a transaction, a “Transaction”);

WHEREAS, in response to the Tresar Proposal, the Board has formed a special committee of the Board (the “Special Committee”) consisting of Ms. Andreotti, Mr. Kraft, Mr. Menon, Mr. Park and Mr. Workman to review and evaluate the Tresar Proposal and any alternative proposals that may be received from other parties (“Other Proposals”);

WHEREAS, Mr. Skinner, as an independent member of the Board, may be involved in reviewing and evaluating the Tresar Proposal and any Other Proposals;

WHEREAS, the Board believes that in order for the members of the Special Committee and Mr. Skinner to be able to appropriately evaluate and respond to the Tresar Proposal and any Other Proposals and, if appropriate, negotiate a Transaction in the best interests of the Company and its stockholders (or any subset of the stockholders of the Company that the Special Committee determines to be appropriate) such individuals need adequate protection against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the Company and its stockholders in such capacity;

WHEREAS, in order to provide increased certainty to the Indemnitees of substantial protection against personal liability, the Board has determined that it is reasonable, prudent and in the best interests of the Company for the Company to obligate itself contractually to indemnify the Indemnitees and advance expenses to the Indemnitees as provided herein; and

WHEREAS, the Indemnitees are willing to continue to serve the Company on the condition that they receive the rights and benefits set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and for certain good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS. For purposes of this Agreement:

(a) “Act” means the Illinois Business Corporation Act of 1983, as amended from time to time.

(b) “Expenses” means attorneys’ fees and all other costs, retainers, filing fees, court costs, transcript costs, fees of experts, consultants, witness fees, travel expenses, duplicating costs, excise taxes, printing and binding costs, telephone charges, postage, delivery service fees, disbursements and expenses of any nature whatsoever paid or incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(c) “Indemnified Matters” means, collectively, any action or inaction by any Indemnitee (whether occurring before or after the execution of this Agreement), or any other event or circumstance (whether occurring before or after the execution of this Agreement), relating to or arising out of or in connection with (i) the activities or responsibilities of the Board in connection with the Tresar Proposal, any Other Proposal or any Transaction or (ii) the activities or responsibilities of the Special Committee.

(d) “Proceeding” includes any claim, action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative including any appeals.

SECTION 2. INDEMNIFICATION — GENERAL. The Company shall indemnify and advance Expenses to each Indemnitee as provided in this Agreement to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.

SECTION 3. PROCEEDINGS OTHER THAN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY. The Company shall indemnify each Indemnitee in the event that such Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding (other than a Proceeding by or in the right of the Company) relating to or arising out of or in connection with any Indemnified Matter, against Expenses, judgments, fines and amounts paid in settlement actually incurred by such Indemnitee or on such Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful.

SECTION 4. PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY. The Company shall indemnify each Indemnitee in the event that such Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor relating to or arising out of or in connection with any Indemnified Matter, against Expenses actually incurred by such Indemnitee or on such Indemnitee’s behalf in connection with the defense or settlement of such Proceeding if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Notwithstanding the foregoing, no indemnification against such Expenses shall be made in respect of any claim, issue or matter as to which such Indemnitee shall have been finally adjudged to be liable to the Company unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which the court shall deem proper.

SECTION 5. PARTIAL INDEMNIFICATION. If any Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines and amounts paid in settlement in connection with a Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify such Indemnitee for the portion thereof to which such Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that any Indemnitee has been successful on the merits or otherwise in any Proceeding referred to in Section 3 or Section 4 hereof, or in defense of any claim, issue or matter therein, such Indemnitee shall be indemnified against all Expenses actually incurred by such Indemnitee or on such Indemnitee’s behalf in connection therewith.

SECTION 6. ADVANCEMENT OF EXPENSES. The Company shall advance all reasonable Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding referred to in Section 3 or Section 4 hereof within twenty (20) days after the receipt by the Company of a written statement or statements from such Indemnitee requesting such advance or advances from time to time (an “Advancement Request”), whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of such Indemnitee to repay all Expenses advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company against such Expenses.

SECTION 7. REQUEST FOR INDEMNIFICATION.

(a) To obtain indemnification under this Agreement, an Indemnitee shall submit to the Company a written request (an “Indemnification Request”), including therein or therewith such documentation and information as is reasonably available to such Indemnitee and reasonably necessary to determine whether and to what extent such Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that such Indemnitee has requested indemnification.

(b) If an Indemnitee submits an Indemnification Request in accordance with Section 7(a) hereof or an Advancement Request in accordance with Section 6 hereof and (i) a determination is made that such Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made to such Indemnitee pursuant to Section 6 hereof, (iii) a determination of entitlement to indemnification shall not have been made by the Company and delivered in writing to such Indemnitee within thirty (30) days after receipt by the Company of such Indemnification Request or (iv) payment of indemnification is not made within forty five (45) days after receipt by the Company of such Indemnification Request, such Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Illinois, or in any other court of competent jurisdiction, determining whether such Indemnitee is entitled to such indemnification or advancement of Expenses.

(c) In the event that a determination shall have been made that an Indemnitee is not entitled to indemnification under this Agreement, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial and no Indemnitee shall be prejudiced by reason of that adverse determination. In any judicial proceeding commenced pursuant to this Section 7 the Company shall have the burden of proving that on the merits that such Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(d) In the event that an Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of to enforce such Indemnitee’s rights under, or to recover damages for breach of, this Agreement, such Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 1 hereof) actually incurred by such Indemnitee in connection with such judicial adjudication, but only if such Indemnitee prevails therein. If it shall be determined in such judicial adjudication that such Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by such Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

SECTION 8. PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS.

(a) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that each Indemnitee is entitled to indemnification under this Agreement if such Indemnitee has submitted a request for indemnification in accordance with Section 7(a) hereof, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any persons of any determination contrary to that presumption.

(b) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that any Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, that any Indemnitee had reasonable cause to believe that such Indemnitee’s conduct was unlawful.

SECTION 9. NON-EXCLUSIVITY; SURVIVAL OF RIGHTS. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of the rights of any Indemnitee under the Company’s Bylaws (as may be amended from time to time) or any other rights to which any Indemnitee may at any time be entitled under applicable law, the Articles of Incorporation of the Company, any agreement, any policy of insurance, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or termination of this Agreement or any provision hereof shall be effective as to any Indemnitee with respect to any action taken or omitted by such Indemnitee, or any other event occurring or circumstance arising, prior to such amendment, alteration or termination.

SECTION 10. DURATION OF AGREEMENT. This Agreement shall continue in effect and shall survive the termination of any Indemnitee’s membership on the Board. This Agreement shall be binding upon the Company and its successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) and shall inure to the benefit of each Indemnitee and such Indemnitee’s heirs, executors, administrators and personal and legal representatives.

SECTION 11. SEVERABILITY. If any provision (including any provision within a single section, paragraph or sentence) of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

SECTION 12. IDENTICAL COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforcement is sought needs to be produced to evidence the existence of this Agreement.

SECTION 13. MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding against any particular party hereto unless executed in writing by such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

SECTION 14. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois without giving effect to the principles of conflicts of laws.

SECTION 15. HEADINGS. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

APAC CUSTOMER SERVICES, INC.

By: /s/ Michael P. Marrow
Name: Michael P. Marrow
Its: President and CEO

INDEMNITEES

/s/ Cindy K. Andreotti
Cindy K. Andreotti

/s/ John C. Kraft
John C. Kraft

/s/ Bhaskar Menon
Bhaskar Menon

/s/ John J. Park
John J. Park

/s/ Samuel K. Skinner
Samuel K. Skinner

/s/ John L. Workman
John L. Workman